Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 131 to Registration Statement No. 002-84776 on Form N-1A of our report dated January 10, 2013, relating to the financial statements and financial highlights of Fidelity Advisor Stock Selector Mid Cap Fund, of our report dated January 11, 2013, relating to the financial statements and financial highlights of Fidelity Advisor Equity Income Fund, of our reports dated January 14, 2013, relating to the financial statements and financial highlights of Fidelity Advisor Growth & Income Fund, Fidelity Advisor Equity Value Fund, Fidelity Advisor Growth Opportunities Fund and Fidelity Advisor Large Cap Fund, of our report dated January 15, 2013, relating to the financial statements and financial highlights of Fidelity Advisor Value Strategies Fund, of our report dated January 16, 2013, relating to the financial statements and financial highlights of Fidelity Advisor Strategic Growth Fund, and of our report dated January 17, 2013, relating to the financial statements and financial highlights of Fidelity Advisor Equity Growth Fund, each a fund of Fidelity Advisor Series I, appearing in the Annual Reports on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2012, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

January 25, 2013